Exhibit 10xv

NORTH COLGRADE PROSPECT

OIL AND GAS PROSPECT LETTER AGREEMENT

TO: **Daybreak Oil & Gas, Inc.**
601 W. Main Avenue, Suite 1017
Spokane, Washington 99201

ATTN: Thomas Kilbourne, Controller

RE: Frank Davis Exploration, Inc. (Seller)
North Colgrade Prospect
Sections 25, 26, 35, & 36, T12N – R1W
Winn Parish, Louisiana

DATE: September 28, 2006

This Contract is to confirm our agreement whereby Frank Davis Exploration, Inc. hereinafter referred to as "SELLER" and "OPERATOR" to casing point, agrees to assign to **Daybreak Oil & Gas, Inc.** hereinafter referred to as "BUYER" or such parties as might be designated, an undivided **.19** working interest in and to the oil, gas and mineral leases and/or agreements described in Exhibit "A" attached to this agreement and made a part hereof for all purposes, which leases and agreements cover the acreage indicated on the plat designated Exhibit "B" and attached to and made a part of this agreement. Operator hereby warrants and agrees that Buyer's interest is subject only to its proportionate part of the royalty, overriding royalty, and other burdens as to each of the leases and agreements covered hereby as are set out on Exhibit "A" hereto and no others.

-1-

Operator shall furnish to Buyer copies of all leases, agreements, title opinions, an insurance certificate from the drilling contractor covering the contractor's drilling rig, pertinent instruments and other information documents requested. All of the above shall be in form and substance satisfactory to Buyer prior to the spudding of the first well to be drilled hereunder or Buyer shall have no obligation to participate herein and this agreement shall be null and void.

-2-

Operator agrees that on or before December 31, 2006, it shall commence, or cause to be commenced, operations for the drilling of a well in search of oil or gas at the location in **Section 26, T12N – R1W, Winn Parish, Louisiana**, shown on the location plat designated Exhibit "C", attached to and made a part of this agreement, and shall continue such operations and drill said well, or cause the same to be drilled, in a good and workmanlike manner at Operator's sole cost, risk, expense and liability to a depth of **2,990** feet below the surface of the ground, said depth being referred to herein as the "Contract Depth". Operator covenants with Buyer that said well shall be commenced and drilled so as to fully comply with the requirements of all of the leases and agreements set out on Exhibit "A" hereto.

-3-

Buyer shall pay to Operator prior to spud date the sum of **$71,060** as Buyer's proportionate share of the cost of drilling the well to the Contract Depth and conducting such operations, which shall include but not be limited to having title examined on the spacing unit and furnishing a title opinion or opinions to Buyer covering same together with all curative material required, staking the location and obtaining permits, obtaining the Leases and agreements set forth in Exhibit "A" hereto, clearing the road, and clearing and grading the location, purchasing and setting surface casing and cement, mud and chemicals, running and furnishing Buyer one copy of the Combination Induction Electrical log with Sonic – Neutron – Gamma Ray from the bottom of the surface casing to the total depth drilled, taking and furnishing a maximum of 30 sidewall cores unless the hole conditions do not warrant the shooting of cores, a maximum of 12

hours for evaluation, and plugging and abandoning, and restoring the location if production casing is not run.

Any additional location cost over the $10,000 cost of clearing and grading which is included in the contract will be paid by the joint participating parties and Buyer in proportion to their interests. This would only occur if a boarded location becomes necessary, such as an act of God, rain, flood, etc. made the location unstable for a rig to access.

Operator and Buyer agree that any additional coring, testing or third party services other than that referred to above shall be paid for by Operator and Buyer in proportion to their interests and if either party shall elect not to participate in such additional coring, testing or third party services and to bear its proportionate share of cost, risk and expense thereof, it shall assign all of its interest in the spacing unit and the well being drilled thereon to the party herein participating in such additional coring, testing, or third party services. It is understood that if Operator fails to drill the well described in paragraph 1 to the Contract Depth and perform all of the other services as required herein, Buyer shall not be obligated to pay any costs whatsoever related to the test well and related activities under this Contract.

-4-

After Operator has drilled the test well to Contract Depth, run the Combination Electrical – Sonic – Neutron – Gamma Ray Log to total Depth and furnished one copy thereof to Buyer, taken the required number of sidewall cores, completed any additional coring or testing to be performed and furnished the results of said sidewall cores to Buyer ("Casing Point"), Operator shall notify Buyer whether it recommends and will participate in a completion attempt and its recommended completion procedure. Buyer shall have a period of twenty-four (24) hours from receipt of such notification within which to give notice to the Operator whether it will participate in the attempted completion of said test well. Failure of Buyer to give notice within twenty-four (24) hours shall be deemed an election not to participate.

If the jointly owned participating parties elect to set a string of casing to further test a show of oil, gas, and/or distillate, Buyer shall pay **.19** of such costs of casing, completing, equipping and operating said test well and the jointly owned participating parties shall be responsible for paying the remainder (at its discretion, the Operator has the right to request full payment in advance of the Buyer's proportionate share of the cost described herein). It is understood and agreed that Jerry P. Ogden, P. O. Box 101, Natchez, Mississippi 39121, shall be the initial operator of the jointly owned properties under the terms and conditions of the Joint Operating Agreement, which shall become effective at "Casing Point". In the event of production, Operator and Buyer agree to sign the Joint Operating Agreement, A. A. P. L. Form 610-1982 Model Form Operating Agreement with certain amendments and additions made therein, attached hereto as Exhibit "D" and made a part of this letter agreement. Any assignment made by Operator or Buyer of all or any portion of its interest in the leases and agreements covered hereby, or in other leases or agreements subject to the terms and provisions of said operating agreement, shall be made expressly subject to the terms and provisions of the Joint Operating Agreement and the assignees shall be considered parties to said operating agreement as though they had executed the original instrument and any assignment shall expressly so provide.

-5-

Operator agrees that at all times during the drilling and completion of the test well it shall maintain in full force and effect insurance in the type and amounts as set forth on the Certificate of Insurance furnished to Buyer contemporaneously herewith, or previously furnished.

Operator hereby indemnifies, defends and holds Buyer harmless from and against all and any claims, demands, costs, expenses, or other liabilities of whatever nature arising out of or resulting from the drilling of, or other operations conducted with respect to, the test well described in Paragraph 2, and also after such time if production casing is not run or, if run, Buyer does not participate.

Operator shall give Buyer twenty-four (24) hours advance notice of any logging, coring or testing in order that Buyer may have a representative present for such operations if it so desires. Buyer's authorized employees and representatives shall have the right at all times to inspect all work performed hereunder and to witness and check all tests and shall have access to the derrick floor at their sole risk. During the operations, drilling, and completion of the test well provided herein, Operator shall furnish before noon daily by telephone or fax, progress reports on the well and the condition thereof covering the preceding 24 hour period and shall furnish any other information of significance.

-7-

Any notice to be given between the parties shall be conclusively taken as sufficient when given to the proper party by telephone and/or facsimile (fax). Any party hereto may, by such notice change its address or telephone number. The addresses and telephone numbers of the parties and their representatives for the purposes thereof are:

1)	**Thomas Kilbourne** **Robert Martin** **601 W. Main Ave., Suite 1017** **Spokane, Washington 99201**	**Office 361/230-0149** **Cell**
2)	Frank L. Davis 310 Lindberg Avenue Natchez, Mississippi 39120	Office 601/446-9413 FAX 601/446-9413 Cell 601/807-5354

-8-

Any party hereto which acquires a mineral, royalty or leasehold interest, either directly or indirectly, in the acreage which adjoins the land covered by such leases and agreements described in Exhibit "A" within six (6) months after the date that a well is completed on the acreage covered by this prospect as shown on Exhibit "B", shall promptly advise the other party hereto of such acquisition, the location of the acreage acquired and a full description of the leases, interests and terms of such acquisition, including the purchase price. The party receiving such notice shall within ten (10) days after receipt of such notice, advise the acquiring party whether he elects to purchase his proportionate share of such interest as determined by his interest in the leases on Exhibit "A", and if so, such notice shall be accompanied by payment for his proportionate share of such interest. Upon receipt of such payment the acquiring party shall immediately execute and deliver to such other party an assignment, without warranty of title express or implied, of such party's proportionate interest in the properties so acquired. If the notified party elects not to purchase such interest, the interest acquired shall be free and clear of the terms of this agreement and the Joint Operating Agreement attached hereto. Failure to respond within the 10 day period shall be deemed an election not to participate in the acquisition.

-9-

Operator agrees that in conducting operations hereunder it shall comply with all Federal and State laws, rules, and regulations applicable to such operations.

-10-

It is expressly agreed and understood that it is not the purpose or intent of this agreement to create nor shall the same be construed as creating a mining partnership, a commercial or other partnership relation, nor shall the operations hereunder be construed or considered as a joint venture, but the respective rights and obligations of the parties hereto shall in all respects be governed by the express provisions hereof. Each of the parties hereto elects to have the Secretary of the Treasury of the United States, or his delegate, exclude all of the operations provided for in this agreement from the application of any of the provisions of Subtitle A, Chapter 1, Subchapter K of the Internal Revenue Code of 1954, as amended by the Tax Reform Act of 1986 and redesignated as the Internal Revenue Code of 1986; and further, each of such parties authorizes the Operator hereunder to file with Internal Revenue Service such

documents, including qualified partnership returns, statements and copies of this agreement, as may be necessary or desirable to effect such an exclusion from said provisions of the Internal Revenue Code of 1986. If the laws or regulations of a State in which the well is to be located require similar elections, the parties agree to make such elections.

-11-

By the execution of this Contract, Buyer does hereby acknowledge that no guarantee of production or rate of production or return has been made to Buyer, and Buyer is not relying upon any such guarantee or representation in the purchase of the interests covered hereby.

-12-

This agreement shall be fully binding upon the heirs, successors, and assigns of the parties hereto.

If this Contract correctly sets forth your understanding of our agreement, please execute in the space provided below and return one fully executed copy of this agreement to the Operator within five working days of receipt.

Very truly yours,

Frank L. Davis

Frank L. Davis, President
Frank Davis Exploration, Inc.

AGREED TO AND ACCEPTED this 3RD day of October, 2006

BY: R Martin, BUYER
Robert Martin, President
Daybreak Oil & Gas, Inc.

EXHIBIT "A"

Oil and Gas Mineral farmout by and between GeoMet, Inc., "Farmor", and Frank Davis Exploration, Inc., "Farmee", and dated May 9, 2006 and the "Consent to Assign Agreement" by Weyerhaeuser Company and GeoMet, Inc. to Frank Davis Exploration, Inc., "Farmee", and dated August 9, 2006. Farmed out from original oil and gas lease by and between Weyerhaeuser Company, "Lessor", and GeoMet, Inc., "Lessee", and dated December 22, 2005 and recorded by Memorandum in record book 151, page 253 in Clerk of Court, Winn Parish, Louisiana. Farmout consists of 310 ± acres, 75% NRI to working interest parties, 16 month term with the critical date for drilling being September 1, 2007, 180 day continuous drilling clause, pooling provision with "Farmor" approval, 40 acre oil unit spacing and 160 acre gas unit spacing.

Oil and Gas Lease of Louisiana Pacific acreage by and between William D. Blake, et. al., "Lessor", and Frank Davis Exploration, Inc., "Lessee", and dated March 30, 2006. Lease consists of 914 ± acres, 75% NRI to working interest parties, one year term, 180 day continuous drilling clause, pooling provision with Lessor approval, 40 acre oil unit spacing and 160 acre gas unit spacing. Oil and Gas Lease of Louisiana Pacific acreage by and between LP Mineral Owners, LLC, "Lessor", and Frank Davis Exploration, Inc., "Lessee", dated March 30, 2006 and covering the same 914 ± acres, 75% NRI to working interest parties, one year term, 180 day continuous drilling clause, pooling provision, 40 acre oil unit spacing and 160 acre gas unit spacing.

Oil and Gas Mineral farmout by and between Donner Properties – Brownwood Lumber Co., Devon Energy, "Farmors", and Frank Davis Exploration, Inc., "Farmee". Farmout consists of 320 ± acres, 75% NRI to working interest parties, 18 month term, 180 day continuous drilling clause, pooling provision, 40 acre oil unit spacing and 160 acre gas unit spacing. Farmout has been approved and is currently being circulated for execution.

Exhibit "B"

1544 Acre Lease
North Colgrade Prospect
Sections 25, 26, 34, 35, & 36
T 12N – R1W, Winn Parish, LA

Mineral Ownership Outline



27
25
34
35
36

Weyerhauser/Geomet, Inc. Farmout – 310 acres

<u>Township 12 North Range 1 West, Winn Parish, LA</u>

Section 26: S ½ of SW ¼ of SW ¼, SE ¼ of SW ¼, NE ¼ of SW ¼, SW ¼ of SE ¼, containing 140 acres, more or less.
Section 35: NE ¼ of NW ¼, NW ¼ of NW ¼ except NE ¼ of NW ¼ of NW ¼, NW ¼ of NE ¼, W ½ of SE ¼ of NW ¼, containing 130 acres, more or less.
Section 36: SW ¼ of NW ¼, containing 40 acres, more or less.

Total Acreage 310.00 acres, more or less.

Louisiana Pacific – LP Mineral Owners & Blake et. al. – 914 acres

<u>TOWNSHIP 12 NORTH, RANGE 1 WEST</u>

Section 34: East Half of Northeast Quarter; East 14 acres, by parallel lines, of the Southwest of the Northeast Quarter; and the Northeast Quarter of the Southeast Quarter, containing 134 acres, more or less.

Section 35: Northeast Quarter of the Northeast Quarter; South Half of the Northeast Quarter; North Half of the Southeast Quarter; East Half of the Southeast Quarter of the Northwest Quarter; Southwest Quarter of the Northwest Quarter; and North Half of the Southwest Quarter, containing 340 acres, more or less.

Section 36: North Half, Less and Except the Southwest Quarter of the Northwest Quarter and the North Half of the South Half, containing 440 acres, more or less

For all purposes of this lease, the described premises shall be treated as comprising 914 acres, whether there be more or less.

Donner Properties – Devon Farmout, approved and is currently being circulated for execution. Will receive soon. 320 ± acres

<u>TOWNSHIP 12 NORTH, RANGE 1 WEST</u>

Section 25: S ½ of S ½ , NW ¼ of SW ¼, containing 200± acres

Section 26: N ½ of SE ¼, SE ¼ of SE ¼, containing 120± acres

Total Acreage 320 acres, more or less.

Exhibit "C"


Sec. 23
Sec. 27
Section 26
T12N-R1W
Sec. 25
A1
SNYDER OIL CORP
Riverwood
" Plum Creek "
SW 1/4 of SE 1/4
" Weyerhaeuser "
" Plum Creek "
LOC.
750'
330'
Sec. 35
" Weyerhaeuser "

'ESCRIPTION OF LOCATION: 330 feet from the south line and 750 feet from the east line
f the SW 1/4 of the SE 1/4 of Section 26, T12N–R1W, Winn Parish, Louisiana.

'eodetic Position of Location (NAD'27): LAT. = 31°59'11.9" and LONG. = 92°26'20.0"
'tate Plane Co-Ordinates, LA North Zone (NAD'27): Y = 480,142.44 and X = 2,018,948.50

uther L. Marling, Reg. P.L.S. #4544
'ctober 3, 2006

Well Location For

FRANK DAVIS EXPL., INC.

Weyerhaeuser No. 1

Situated In

Section 26, T12N–R1W

Winn Parish, Louisiana


STATE OF LOUISIANA
UTHER L. MARLING
REG. NO. 4544
REGISTERED
PROFESSIONAL
LAND SURVEYOR

1000 0 1000 2000FT

SCALE : 1" = 1000'

October 2006

JORDAN, KAISER & SESSIONS
Civil Engineers & Professional Land Surveyors
P. O. Box 1267, Natchez, Mississippi 39121

Exhibit "D"

Operator and Buyer agree to sign a mutually acceptable Joint Operating Agreement along the lines of Form AAPL 610 - 1982 Model Form Operating Agreement - Non Federal Lands with COPAS 1984 Accounting Procedures - Joint Operations.